UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                             WJ Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   929284 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 23, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fox Paine & Company, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          35,600,653 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.  SHARED DISPOSITIVE POWER
    WITH:           35,600,653 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               35,600,653 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               64.4% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 2 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fox Paine Capital Fund, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          35,080,129 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.  SHARED DISPOSITIVE POWER
    WITH:           35,080,129 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               35,080,129 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               63.5% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               PN
--------------------------------------------------------------------------------




                               Page 3 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fox Paine Capital, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          38,297,868 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH:           38,297,868 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               38,297,868 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               69.3% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 4 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               FPC Investors, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          520,524 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH:           520,524 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               520,524 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.9% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               PN
--------------------------------------------------------------------------------




                               Page 5 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WJ Coinvestment Fund I, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          873,510 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH:           873,510 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               873,510 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.6% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 6 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WJ Coinvestment Fund II, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,276,594 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH:           1,276,594 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,276,594 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.3% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 7 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WJ Coinvestment Fund III, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          364,741 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH:           364,741 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               364,741 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.7% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 8 of 17 pages

------------------------------
    CUSIP No. 929284 10 7             13G
------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WJ Coinvestment Fund IV, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          182,370 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH:           182,370 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               182,370 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 9 of 17 pages

Item 1(a).              Name of Issuer:
                                WJ Communications, Inc.

Item 1(b).              Address of Issuer's Principal Executive Offices:
                                401 River Oaks Parkway
                                San Jose, California  95134

Item 2(a).              Name of Persons Filing:*
                                Fox Paine & Company, LLC
                                Fox Paine Capital Fund, L.P.
                                Fox Paine Capital, LLC
                                FPC Investors, L.P.
                                WJ Coinvestment Fund I, LLC
                                WJ Coinvestment Fund II, LLC
                                WJ Coinvestment Fund III, LLC
                                WJ Coinvestment Fund IV, LLC

                        (*) A joint filing agreement is attached hereto as
                            Exhibit I.

Item 2(b).              Address of Principal Business Office or, if none,
                           Residence:
                                c/o Fox Paine & Company, LLC
                                950 Tower Lane
                                Suite 1150
                                Foster City, CA 94404-2131

Item 2(c).              Citizenship:
                                    Delaware

Item 2(d).              Title of Class of Securities:
                                Common Stock, $0.01 par value per share

Item 2(e).              CUSIP Number:
                                929284 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

             (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

             (b).[_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

             (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).




                              Page 10 of 17 pages

             (e).[_]    An investment adviser in accordance with
                        Section 240.13d-1(b)(1)(ii)(E);

             (f).[_] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g).[_] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j).[_]    Group, in accordance with
                        Section 240.13d-1(b)(1)(ii)(J).

                                 Not Applicable

Item 4.                 Ownership.

             (a).       Amount beneficially owned:

                                Fox Paine & Company, LLC ("Company LLC") is the
                        manager of (i) Fox Paine Capital Fund, L.P. ("LP1"), which may be deemed to own beneficially and directly 35,080,129 shares, or approximately 63.5%, of Common Stock of WJ Communications, Inc. (the "Issuer") and (ii) FPC Investors, L.P. ("LP2" and, together with LP1, the "LPs"), which may be deemed to own beneficially and directly 520,524 shares, or approximately 0.9%, of Common Stock of the Issuer. Fox Paine Capital, LLC ("Capital LLC") is the General Partner of each of the LPs and the Managing Member of each of WJ Coinvestment Fund I, LLC, WJ Coinvestment Fund II, LLC, WJ Coinvestment Fund III, LLC, and WJ Coinvestment Fund IV, LLC (collectively, the "Funds"). The Funds in the aggregate may be deemed to own beneficially and directly 2,697,215 shares, or approximately 4.9%, of Common Stock of the Issuer (873,510 shares, or approximately 1.6%, owned by WJ Coinvestment Fund I, LLC, 1,276,594 shares, or approximately 2.3%, owned by WJ Coinvestment Fund II, LLC, 364,741 shares, or approximately 0.7%, owned by WJ Coinvestment Fund III, LLC, and 182,370 shares, or approximately 0.3%, owned by WJ Coinvestment Fund IV,
                        LLC).

                                Company LLC, as the manager of the LPs, may be
                        deemed to be the indirect beneficial owner in the aggregate of 35,600,653 shares, or approximately 64.4%, of the Common Stock of the Issuer owned by the LPs. Capital LLC, as the General Partner of the LPs and Managing Member of the Funds, may be deemed to be the




                              Page 11 of 17 pages
                        indirect beneficial owner in the aggregate of 38,297,868 shares, or approximately 69.3%, of the Common Stock of the Issuer owned by the LPs and the Funds. Each of Company LLC and Capital LLC disclaims ownership of the shares of Common Stock beneficially owned by the LPs and the Funds to the extent of the partnership or limited liability company interests in the LPs and the Funds held by persons other than Company LLC and Capital LLC, respectively.

                                Saul A. Fox and W. Dexter Paine, III are the
                        sole members of Company LLC and members of Capital LLC. In such capacities, Mr. Fox and Mr. Paine may be deemed to share beneficial ownership of the Common Stock beneficially owned by Company LLC and Capital LLC, but they disclaim any such beneficial ownership. In addition, Mr. Fox was issued 1,375 shares, or 0.002%, and Mr. Paine was issued 1,483 shares, or 0.003%, of the Common Stock of the Issuer under the Issuer's 2000 Non-Employee Director Stock Compensation Plan. Each of Messrs. Fox and Paine irrevocably elected to defer receipt of these shares until his relationship as a director of the Issuer is terminated.

                                All ownership percentages have been calculated
                        based on 55,245,052 shares of Common Stock of the Issuer outstanding as of December 31, 2000, as provided by the Issuer.

             (b).       Percent of Class:
                                See the response(s) to Item 11 on the attached cover page(s). See Item 4(a).

             (c).       Number of shares as to which such person has:

                        (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                        (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                        (iii) Sole power to dispose or to direct the
                              disposition of: See the response(s) to Item 7 on the attached cover page(s).

                        (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.                 Ownership of Five Percent or Less of a Class.

                                 Not applicable




                              Page 12 of 17 pages

Item 6.                 Ownership of More than Five Percent on Behalf of
                        Another Person.

                                 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                 Not Applicable

Item 8.                 Identification and Classification of Members of the
                        Group.

                                   See Item 4.

Item 9.                 Notice of Dissolution of Group.

                                 Not Applicable

Item 10.                Certification.

                                 Not Applicable














                              Page 13 of 17 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

                                    FOX PAINE & COMPANY, LLC,

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL FUND, L.P.,

                                    By:  Fox Paine Capital, LLC, its General
                                         Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL, LLC

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FPC INVESTORS, L.P.,

                                    By:  Fox Paine Capital, LLC, its General
                                         Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    WJ COINVESTMENT FUND I, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member




                              Page 14 of 17 pages

                                    WJ COINVESTMENT FUND II, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    WJ COINVESTMENT FUND III, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    WJ COINVESTMENT FUND IV, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member




Dated:  February 14, 2001









                              Page 15 of 17 pages

                                                                       EXHIBIT I

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) (the "Statement") with respect to the shares of WJ Communications, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to the Statement.

Dated: February 14, 2001

                                    FOX PAINE & COMPANY, LLC,

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL FUND, L.P.,

                                    By:  Fox Paine Capital, LLC, its General
                                         Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL, LLC

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FPC INVESTORS, L.P.,

                                    By:  Fox Paine Capital, LLC, its General
                                         Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member




                              Page 16 of 17 pages

                                    WJ COINVESTMENT FUND I, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    WJ COINVESTMENT FUND II, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    WJ COINVESTMENT FUND III, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    WJ COINVESTMENT FUND IV, LLC,

                                    By:  Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member








                               Page 17 of 17 pages